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Exhibit 99.1

    October 13, 2000

Endocardial Solutions Announces Third Quarter Earnings Results

    MINNEAPOLIS / ST.PAUL—Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced that for the third quarter ended September 30, 2000 revenue results will be lower than analysts' estimates.

    Revenues for the three-month period were $3,097,137, compared with revenues of $3,527,893 for the same period of 1999. The net loss for the third quarter was $2,791,036, or $.23 per share, compared with a net loss of $2,526,797, or $.25 per share, for the same period of 1999.

    For the nine months ended September 30, 2000, revenue was $10,194,326, compared to revenues of $6,540,328 for the same period of 1999. The net loss for the nine months ended September 30, 2000 was $8,430,911, or $.78 per share, compared to a net loss of $9,190,200, or $.98 per share, for the same period of 1999.

    "While third quarter revenues fell short of market expectations, we remain very optimistic about future revenue growth", said Jim Bullock, president and CEO. "We have upgraded the majority of accounts with our new Clarity software and the results have exceeded our expectations. The feedback from physicians indicates a significant benefit from the enhancements provided through Clarity. Additionally, I continue to be impressed how EnSite has improved the clinical outcome in an expanding range of cardiac arrhythmias."

    "Gross margin remains strong as a result of stable pricing and manufacturing efficiencies," said Bullock.

    The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999. Through a distribution agreement with Medtronic, Inc. (www.medtronic.com), the EnSite 3000® System and catheter have been available to electrophysiologists in Europe since the second quarter 1998.

    Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart). The EnSite 3000® System provides a 3D graphical display of the heart's electrical activity.

    The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties. A number of factors should be considered in conjunction with these forward-looking statements. These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions' Form 10-Q for the quarter ended June 30, 2000, filed with the Securities and Exchange Commission. Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928
    jbullock@endocardial.com

Endocardial Solutions, Inc. Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended
	September 30, 2000	September 30, 1999
Revenue	$3,097,137	$3,527,893
Cost of goods sold	1,524,536	1,984,997

Gross profit	1,572,601	1,542,896
Operating expenses:
Research and development	1,203,583	1,408,565
General and administrative	547,380	501,956
Sales and marketing	2,651,396	2,201,893

Operating loss	(2,829,758)	(2,569,518)
Other income (expense):
Interest income	209,150	151,121
Interest expense	(170,428)	(108,400)

	38,722	42,721

Net loss for the period	$(2,791,036)	$(2,526,797)

Net loss per share—basic and diluted	$(0.23)	$(0.25)

Weighted average shares outstanding	12,223,496	9,984,319

	For the Nine Months Ended
	September 30, 2000	September 30, 1999
Revenue	$10,194,326	$6,540,328
Cost of goods sold	5,329,527	4,838,741

Gross profit	4,864,799	1,701,587
Operating expenses:
Research and development	3,431,228	4,115,566
General and administrative	1,614,823	1,506,229
Sales and marketing	8,153,066	5,349,202

Operating loss	(8,334,318)	(9,269,410)
Other income (expense):
Interest income	411,193	350,722
Interest expense	(507,786)	(271,512)

	(96,593)	79,210

Net loss for the period	$(8,430,911)	$(9,190,200)

Net loss per share—basic and diluted	$(0.78)	$(0.98)

Weighted average shares outstanding	10,870,003	9,352,775

Selected Balance Sheet Data (Unaudited)

	September 30, 2000	December 31, 1999
Cash and cash equivalents	$12,430,914	$7,086,786
Working capital	8,968,977	9,699,660
Total assets	23,465,974	17,577,986
Total liabilities	11,728,907	9,324,414
Stockholders' equity	11,737,067	8,253,572

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Endocardial Solutions Announces Third Quarter Earnings Results
Endocardial Solutions, Inc. Consolidated Statements of Operations (Unaudited)
Selected Balance Sheet Data (Unaudited)